Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between VM Consolidated, Inc., a Delaware corporation having its principal offices in Mesa, Arizona and a wholly owned subsidiary of Verra Mobility Corporation (together with Verra Mobility Corporation, the “Company”), and Stacey Moser, 424 Bryan Ave, Sunnyvale, CA 94086 (the “Executive”). This Agreement shall become effective on the date of the last signatory hereto, provided, however, that the Agreement is fully executed by 24 June 2025. If the Agreement is not fully executed by 24 June 2025, it shall become null and void.

WHEREAS, the Company desires to employ Executive as its Executive Vice President and General Manager Commercial Services (“EVP”), and Executive desires to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive acknowledges that she has had an opportunity to consider this Agreement and to consult with an independent advisor of her choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms.

1.
Employment.

1.1
Employment Period. Executive’s employment hereunder will commence on or before July 21, 2025 (the “Start Date”). Executive shall be employed by the Company (or a Company subsidiary or affiliate) on an “at will” basis throughout the course of Executive’s employment with the Company; meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice (such period of employment under the Agreement (the “Employment Period”). Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 3 herein.

1.2
Public Announcement. Prior to any public announcement made by the Company, Executive shall not make any public release, statement or communication concerning Executive’s acceptance of employment with the Company without the prior written approval of the Company’s Chief Executive Officer or his designee.

1.3
Duties and Responsibilities. Commencing on the Start Date, Executive shall serve as the Executive Vice President and General Manager, Commercial Services (“Title”) of the Company, reporting to the Company’s Chief Executive Officer, and shall perform all duties and accept all responsibilities incident to such position and such other duties as may be reasonably assigned to Executive by the Company’s Chief Executive Officer consistent with such position.

1.4
Extent of Services. Executive shall use her best efforts to carry out Executive’s duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive’s business time, attention and energy thereto. In the performance of her duties, Executive shall observe and adhere to all applicable Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. During the Employment Period, Executive may engage in volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, in all such cases not interfering with Executive’s responsibilities and performance of Executive’s duties hereunder. The foregoing shall not be construed as preventing Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

1.5
Principal Location of Services. Executive’s “Primary Work Location” will be your permanent address that you have provided to the Company for the first eighteen (18) months of your employment following your Start Date (“Remote Work Period”). You are expected to report for work from your Primary Work Location during the Remote Work Period. If you plan to change your Primary Work Location at any time during the Remote Work Period, you shall notify the Company of your new Primary Work Location prior to making the change and as soon as possible. Executive shall be reimbursed for any travel expenses during the Remote Work Period in accordance with the Company’s travel and expense policy as may be in effect from time to time.

1.6
Relocation Assistance. In connection with Executive’s future relocation to the greater Phoenix metropolitan area, Executive will be entitled to relocation assistance benefits, a summary of which is attached as Exhibit A hereto. Executive shall be obligated to repay the actual expenses incurred by the Company related to shipment of household goods and home purchase expenses in the event Executive is terminated by the Company for cause (as defined in Section 3.7 below) or if Executive voluntarily terminates her employment other than for Good Reason (defined in Section 3.7), and other than due to Disability (as defined in Section 3.2) or death, within twenty four (24) months after Executive’s future relocation date.

1.7
Background Screening. Executive’s employment is contingent upon completion of the Company’s Director & Officer Questionnaire to the Company’s satisfaction, verification of Executive’s eligibility to work in the United States, and the Company obtaining satisfactory results on a background investigation, reference check, and drug screening of Executive (collectively, the “Background Check”), which will be conducted at the Company’s expense and in compliance with applicable law. If the results of Executive’s Background Check do not meet the Company’s satisfaction, the Agreement shall be null and void (even if executed by the Parties).

2.
Compensation and Benefits.

2.1
Base Salary. For all the services rendered by Executive hereunder, the Company shall pay or cause to be paid to Executive a base salary (“Base Salary”) at the annualized rate of Forty-Five Hundred Thousand Dollars ($450,000.00), subject to all required withholdings and authorized deductions and payable in installments at such times as the Company customarily pays its other employees. Executive’s Base Salary is subject to annual review by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) consistent with other members of the Company’s executive team.

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2.2
Short-Term Discretionary Cash Bonus. For each fiscal year during the Employment Period, Executive shall be eligible to receive an annual discretionary cash bonus (the “STIP Bonus”) for the services rendered by Executive under this Agreement, subject to the terms and conditions as set forth in the Verra Mobility Corporation Second Amended Short-Term Incentive Plan (or any successor plan) (the “Incentive Plan”). Executive’s STIP Bonus target shall be 70% of the Executive’s Base Salary for the applicable plan year as defined in the Incentive Plan. The payment and amount of the STIP Bonus, if any, will be determined by the Compensation Committee based on Executive’s individual performance and Company performance, in each case measured against performance goals and targets established by the Compensation Committee.

2.3
Equity Compensation.

(a)
Long-Term Incentives. During the Employment Period, Executive shall be eligible from time to time to participate in the Company’s equity incentive programs, subject to the discretion of the Board or its authorized designee(s). The terms and conditions of the vesting, forfeiture, and all other matters related to any equity compensation granted to Executive shall be subject to and governed by the terms of the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan, as amended (the “Equity Plan”), and applicable award agreements and grant documents provided to Executive in connection with such equity compensation.

(b)
First eligibility for a Long Term Incentive grant is during the next cycle following the Start Date (i.e., approximately March 2026). EVP’s initial Long-Term Incentive target will be Eight Hundred Fifty Thousand Dollars ($850,000.00), as a combination of performance share units (“PSUs”) and restricted stock units (“RSUs”), currently split 60% RSUs/ 40% PSUs.

i.
Performance Share Units. PSUs vest in three (3) years, and are based on Relative Total Stockholder Return (“Relative TSR”), meaning the difference, measured in percentage points (rounded to the nearest 1/100 of 1%), for the three (3) year performance period, as determined by the Compensation Committee, between the Company Annualized TSR and the Comparator Group Median Annualized TSR, all as determined in accordance with Executive’s PSU award agreement, as well as Executive’s continued service through applicable vesting period.

ii.
Restricted Stock Unit Grant. RSUs are granted pursuant to a restricted stock unit award under the Equity Plan for a number of shares of Verra Mobility Class A Common Stock with a total value, as measured by the closing price of Verra Mobility’s Class A Common Stock on the Nasdaq Capital Market on the date of grant, subject to the Equity Plan and Executive’s RSU award agreement, which shall include annual time-based vesting of twenty-five percent (25%) increments on each of the successive four (4) anniversaries of the grant date and the terms of the Equity Plan and Executive’s RSU award agreement, including continued service through each applicable vesting date.

2.4
Retirement and Welfare Plans. Executive shall be eligible to participate in employee retirement and welfare benefit plans of the Company (or a Company subsidiary or affiliate) made available to the Company’s (or its subsidiaries’ or affiliates’) senior level

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executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from adopting, amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

2.5
Vacation. Executive shall be entitled to paid vacation pursuant to the terms and conditions of the Company’s vacation and paid time off policies, as may be in effect from time to time.

2.6
Reimbursement of Expenses. Executive shall be eligible to be reimbursed for all necessary, customary and appropriate business-related expenses actually incurred by Executive and documented in accordance with the Company’s policies applicable to senior level executives and as may be in effect from time to time.

2.7
Sign-On Bonus.

(a)
Cash Sign-On Bonus. The Company shall provide a one-time sign-on cash bonus of One Hundred Thousand Dollars ($100,000.00) (the “Sign-On Bonus”), subject to all required an authorized withholdings. Such Sign-On Bonus shall be paid within thirty (30) days after the Executive’s Start Date. Executive shall be obligated to immediately repay One Hundred Percent of the gross amount of the Sign-On Bonus received by the Executive if Executive is terminated by the Company for Cause (as defined in Section 3.7) or if Executive voluntarily terminates her employment other than for Good Reason (as defined in Section 3.7), and other than due to Disability (as defined in Section 3.2) or death, prior to the two year anniversary of the Start Date. Executive will be required to repay the Sign-on Bonus in its entirety to the Company within thirty (30) days from Executive’s last day of employment.

(b)
Sign-On RSUs. The first trading day after the first Compensation Committee meeting immediately following Executive’s Start Date (or, if the Compensation Committee’s next such meeting occurs during a blackout period, then promptly following the end of such blackout period), the Company will grant to Executive, pursuant to the terms of the Equity Plan and applicable award agreements, a grant of a restricted stock unit award under the Equity Plan for a number of shares of Verra Mobility Class A Common Stock with a total value, as measured by the closing price of Verra Mobility’s Class A Common Stock on the Nasdaq Capital Market on the date of grant, equal to Six Hundred Fifty Thousand Dollars ($650,000) (the “Sign-On RSUs”), which shall include annual time-based vesting of fifty percent (50%) increments on each of the successive two (2) anniversaries of the grant date and the terms of the Equity Plan and Executive’s RSU award agreement, including continued service through each applicable vesting date.

3.
Termination. Notwithstanding Section 1, Executive’s employment shall terminate, and the Employment Period shall terminate concurrently therewith, upon the occurrence of any of the following events:

3.1
Termination By Company Without Cause or Resignation by Executive for Good Reason.

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(a)
The Company may terminate Executive’s employment at any time without Cause during the Employment Period from the position in which Executive is employed hereunder upon not less than thirty (30) days’ prior written notice to Executive. The Company shall have the discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment under this Section 3.1 by resigning for Good Reason (in accordance with the notice and other provisions set forth in Section 3.7(b)).

(b)
Upon termination under this Section 3.1, Executive shall receive (i) Executive’s earned Base Salary through the date of termination (payable with the first regular Company payroll processed after Executive’s date of termination or earlier if required by applicable law), (ii) any unreimbursed business expenses incurred by Executive and payable in accordance with the Company’s standard expense reimbursement policies and Section 20 of this Agreement accrued up to and including the date of termination, (iii) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan, and (iv) all accrued and unused vacation pay (collectively, the amounts in this Section 3.1(b) are “Guaranteed Payments”).

(c)
If Executive’s employment terminates as described in Section 3.1(a) above and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) after presentation to the Executive, that Executive does not timely revoke, a written general release in a form provided by the Company releasing the Company from any and all claims (including with respect to all matters arising out of or related to Executive’s employment by the Company or the termination thereof) (the “Release”), and (ii) complies with the terms and conditions of the Release, including, without limitation, the terms and conditions of Sections 5, 6, 7, and 8 of this Agreement (which shall be incorporated in the Release by reference) below, Executive will be entitled to receive cash severance in an amount equal to twelve (12) months of Executive’s then-current Base Salary, plus a cash amount representing the total cost of the group healthcare premiums the Executive would have paid based on the coverages in effect at the time of Executive’s termination if the Executive elected continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of twelve (12) months (the “Severance”). The Severance amount, less all required withholdings and authorized deductions, shall be paid in substantially equal installments consistent with the Company’s regularly scheduled payroll procedures until the Severance has been paid in full, subject to Section 3.1(d) below.

(d)
Except as otherwise required by Section 3.8, the benefits described in Section 3.1(c) shall begin within sixty (60) days after Executive’s termination date, provided Executive has timely executed and not revoked the Release; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive’s designating the calendar year of payment, and if a payment that is “nonqualified deferred compensation” as defined under Section 409A of the Code (“Section 409A”) is subject to execution of the Release could be made in more than one taxable year of Executive, payment shall be made on the earliest date permitted under the terms of the Release in the later such taxable year.

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(e)
Executive agrees and acknowledges that the Severance provided to Executive pursuant to Section 3.1(c) is in lieu of, and is not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, guideline, policy, or program, other than the Guaranteed Payments.

(f)
Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7, and 8 below, or any obligation set forth in the Release, all payments under Section 3.1(c) shall immediately cease and Executive shall be required to immediately repay any cash Severance previously paid by the Company.

3.2
Termination by Reason of Disability. Subject to applicable state and federal law, the Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s position for a period of ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any twelve (12) month period because of physical or mental injury or illness (“Disability”). Executive agrees, in the event of a dispute under this Section 3.2 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the Guaranteed Payments as set forth in Section 3.1(b). Nothing in this Section 3.2 shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the California Family Rights Act, California Government Code Sections 12945.1 and 12945.2, and the California Fair Employment and Housing Act, California Government Code Section 121900, et seq.

3.3
Termination by Reason of Death. If Executive dies while employed by the Company, all obligations of the parties hereunder shall terminate immediately. The Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, the Guaranteed Payments as set forth in Section 3.1(b).

3.4
Termination by Company for Cause or Resignation by Executive without Good Reason. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive and Executive may initiate a termination of employment by resigning without Good Reason upon not less than thirty (30) days’ prior written notice to the Company, and in any such event all payments under this Agreement shall cease upon the termination date except that the Company shall pay to Executive the Guaranteed Payments. In such event, Executive will not receive the Severance or any other severance compensation or benefits.

3.5
Notice of Termination. Any termination of Executive’s employment by either party shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 13. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon; (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, provided, that no basis need be provided by the Company in connection with a termination without Cause

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by the Company or a termination without Good Reason by Executive; and (c) specify the termination date in accordance with the requirements of this Agreement.

3.6
Cooperation with the Company After Termination. During any notice period preceding termination of Executive’s employment for any reason, Executive agrees to cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer and transition of any such pending work to such other employees as may be designated by the Company. Following termination of employment, Executive agrees to cooperate with the Company, at reasonable times and locales and upon reasonable prior notice, in (a) responding to requests by the Company for information concerning work performed by Executive during the period of Executive’s employment with the Company and with regard to any matters that relate to or arise out of the business of the Company during the period of her employment and about which Executive may have knowledge; and (b) any investigation, inquiry, audit, review, or the like that may be performed by the Company (or any subsidiary or affiliate) or any government authority or in connection with any litigation or proceeding in which the Company (or any subsidiary or affiliate) may become involved. Executive’s obligations under this Section 3.6 include (without limitation) (i) making herself available to testify on behalf of the Company or a Company subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative; (ii) assisting the Company or a Company subsidiary or affiliate in any such action, suit, or proceeding, by providing truthful and accurate information; (iii) and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to any Company subsidiary or affiliate as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

3.7
Definitions.

(a)
“Cause” shall mean: (i) Executive being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (ii) Executive’s engagement in any act involving gross misconduct or dishonesty that is materially injurious to the Company or any Company subsidiary or affiliate; (iii) Executive’s willful and continued breach of, or failure to substantially perform under or comply with any of the material terms and covenants of any written agreement with the Company or any Company subsidiary or affiliate; (iv) Executive’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or a Company subsidiary or affiliate with respect to Executive’s job duties or responsibilities, the operation of the Company's or its subsidiaries’ or affiliates’ business and affairs, or the management of the Company’s or employees of a Company subsidiary or affiliate; or (v) Executive commits or has committed a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or the business of a Company subsidiary or affiliate; provided, however, that with respect to (iii) and (iv) above, Executive will be provided notice of any misconduct and/or breach constituting Cause and be given a reasonable opportunity (not to exceed thirty (30) consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company in its sole but reasonable discretion not to be susceptible to cure, in which case the termination shall be deemed to be immediate), and provided further that such cure period shall only be available for the first

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such act of misconduct and/or breach of the same or substantially similar type, and subsequent acts of misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive’s subsequent cure of same.

(b)
“Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto:

(i)
A material reduction in Executive’s Base Salary;

(ii)
The material diminution of Executive’s duties, responsibilities, or authority, provided that Good Reason shall not exist under this clause (ii) if such diminution of authority, duties and responsibilities is a result of the hiring of additional subordinates to assume some of Executive’s duties and responsibilities which are in fact, in the aggregate from time to time, not a material diminution of such authority, duties and responsibilities as Executive Vice President and Chief People Officer;

(iii)
The Company requires that Executive’s principal office location be moved to a location more than fifty (50) miles from Executive’s principal office location immediately before the change without Executive’s prior consent; or

(iv)
A material breach by the Company of this Agreement or any other written agreement between the parties.

For purposes of this Agreement, Executive shall not have Good Reason for termination unless (i) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following expiration of the Cure Period as determined by the Company; and (v) Executive terminates her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3.8
Required Postponement for Specified Executives. If Executive is considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death.

4.
Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or

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other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the Severance provided for in Section 3 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program that would otherwise apply to Executive. In the event of any inconsistency between this Agreement and any other plan, program or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program or agreement specifically refers to this Agreement as not so controlling.

5.
Confidentiality. Executive agrees that Executive’s services to the Company are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Company’s customers, clients, vendors, suppliers, contractors, business partners and employees. Executive also recognizes that Executive’s position with the Company will give Executive substantial access to Confidential Information (as defined below) during the course of employment with the Company, the unauthorized use or disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Executive recognizes and agrees, therefore, that it is in the Company’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the proper discharge of Executive’s employment duties for the Company, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Company’s competitors and/or to the detriment of the Company. Accordingly, Executive agrees as follows:

(a)
Executive shall not reveal or disclose to any person or entity any of the trade secrets or confidential information of the Company, or the trade secrets or confidential information of any third party which the Company is under an obligation to keep confidential. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company’s Business that Executive acquires during Executive’s employment that the Company has not made public or authorized public disclosure of, and that is not readily ascertainable through proper means to persons outside the Company who have the ability to use or disclose it and are not obligated to keep the item or compilation confidential. Confidential Information includes but is not limited to trade secrets as defined by statute or, if not applicable statute, by common law, or confidential information respecting products, projects, designs, developmental or experimental work, computer programs, software, data bases, know-how, processes, formulas, customers, business partners, suppliers, business plans, marketing plans and strategies, finances, employee compensation, or personnel, information obtained from third parties under confidentiality agreements, and other business information, except as may be required in the ordinary course of performing Executive’s duties as an employee of the Company, and Executive shall keep secret all Confidential Information entrusted to Executive and shall not use or attempt to use any such Confidential Information for personal gain or in any manner that may injure or cause loss, or could reasonably be expected to injure or cause loss, whether directly or indirectly, to the Company. “Confidential Information” also includes all physical embodiments, in any medium now known or hereafter devised, of such Confidential Information, including but not limited to, drawings, video and/or audio recordings, training manuals, decks (proposals), cassettes, disks, filmstrips, electronic mail, customer lists, contracts, reports, financial reports, manuals, and correspondence. Executive acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not

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generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. Confidential Information does not include information that is readily available to the public other than by reason of a breach of Executive’s obligations under this Agreement or other improper or illegal means. Due to its special value and utility as a compilation, a confidential compilation of information by the Company will remain protected as Confidential Information even if individual items of information in it are public. To protect the Company’s business, Executive agrees that any Confidential Information that Executive receives during Executive’s employment with the Company must be kept confidential, both during and after Executive’s employment with the Company. The Company will retain all of the same rights and remedies related to information that would qualify as a trade secret as it would have absent this Agreement.

(b)
The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation on the part of such third party; (iii) information released or disclosed by an authorized representative of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that Executive shall provide the Company prior written notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit Executive’s ability to (A) discuss the terms of Executive’s employment, wages and working conditions to the extent expressly protected by applicable law, (B) report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state “whistleblower” laws, or (C) respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation or proceeding.

(c)
Executive agrees that during Executive’s employment with the Company Executive shall not take, use or permit to be used any records, data, notes, reports, proposals, lists, correspondence, computer code, specifications, drawings, blueprints, sketches, flow diagrams, materials, equipment, devices or any other documents or property (including photocopies or other reproductions of any of the aforesaid items) or other materials of any nature constituting Confidential Information or Developments (as defined below) otherwise than for the benefit of the Company. Executive further agrees that Executive shall not, after the termination of Executive’s employment for any reason, use or permit to be used any such records, data, notes, reports, proposals, lists, correspondence, computer code, specifications, drawings, blueprints, sketches, flow diagrams, materials, equipment, devices or any other documents or property (including photocopies or other reproductions of any of the aforesaid items), it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Executive’s employment for any reason, Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(d)
Executive agrees that upon the termination of Executive’s employment with the Company for any reason, Executive shall not take or retain without written authorization any documents, files or other property of the Company, and Executive will return promptly to the Company any such documents, files or property in Executive’s possession or custody, including

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any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property that Executive has received and will receive from the Company (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Company for any reason.

(e)
Nothing in this Agreement will be construed to prohibit Executive from opposing or reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), requires notice to or approval from the Company before doing so, or prohibits Executive from truthfully testifying or cooperating in an investigation conducted by such a government agency. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Executive’s non-disclosure obligations do not prohibit use of generally available knowledge, skill and education that is not specific to the Company but instead knowledge generic to the industry or Executive’s profession. Nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

6.
Intellectual Property.

(a)
If at any time or times during Executive’s employment with the Company Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

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(b)
Upon disclosure of each Development to the Company, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i)
to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)
to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)
In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact for the sole purpose of acting for and on Executive’s behalf and in her stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

(d)
This Section 6 will be limited so as to comply with Cal. Lab. Code, § 2870 which provides that: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.” This notice shall satisfy Cal. Lab. Code §2872.

7.
No Unfair Competition and No Solicitation. Executive acknowledges that the consideration provided for in Section 2 is additional consideration being given for Executive’s promises in this Section 7, as set forth below.

a.
Obligations During Employment. During the Employment Period, Executive will remain loyal to the Company and will not engage in any conduct that competes with business interests of the Company, diverts business opportunities away from the Company, or interferes with existing or prospective client or other key business relationships that the Company has an interest in maintaining. This duty of loyalty includes, but is not limited to, an obligation to avoid the following conduct:

i.
Agreement Not to Work for Competitors. Executive agrees that during Executive’s employment, Executive will not become an employee, officer,

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director, trustee member, or consultant, or otherwise perform services for any person or legal entity that is a competitor of a Client or provides services similar to those provided by, in development by, or contemplated as being provided by, the Company during Executive’s employment. “Client” refers to (i) any entity or person that is a client of the Company on the Termination Date or, if Executive is still employed, on the date of Executive’s alleged violation of this Agreement; (ii) any entity or person that was a client of the Company at any time during the one (1)-year period immediately preceding the Termination Date, or if Executive is still employed, during the one (1)-year period immediately preceding Executive’s alleged violation of this Agreement; (iii) any prospective client to whom the Company had made a formal presentation or similar offering of services during the one (1)-year period immediately preceding the Termination Date or, if Executive is still employed, during the one (1)-year period immediately preceding Executive’s alleged violation of this Agreement; and/or (iv) any prospective client to whom the Company makes a new business presentation (or similar offering of services) within six (6) months after Executive ceases to be employed by the Company (but only if initial discussions between the Company and such prospective client relating to the Company’s services occurred prior to Executive’s separation, and only if Executive actively participated in or supervised such discussions).

ii.
(ii) Non-Solicitation of Clients. In addition, during Executive’s employment, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company: solicit, induce or attempt to induce any Client to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or solicit, perform, provide or attempt to perform or provide any services for a Client or that are provided by or contemplated to be provided by the Company.

b.
No Solicitation of Employees. During the Employment Period, Executive agrees that Executive will not, without the prior written consent of the Company, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner, or otherwise, engage in or assist others to: solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of Company to terminate his or her relationship with Company to work for any other person or company. During the Employment Period and for so long thereafter as the information is not publicly available, Executive will not use Confidential Information regarding employees of the Company that Executive was provided or acquired knowledge as a consequence of Executive’s employment at the Company to help recruit such employees to leave the Company and work for another employer or to assist in hiring away a Company employee, without advance written authorization from the Company to do so.

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c.
Waiver. The Company will consider granting a reasonable written request by Executive for a waiver of the post-employment restrictions of Section 7(b).

d.
Violation. It will be considered a violation of this Section 7 if Executive engages in any or all of the described activities whether as an individual on Executive’s own behalf, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer, manager, or director of any firm, association, partnership, corporation, or other entity, or as an equity holder of any competing enterprise in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock.

e.
Acknowledgement. Executive agrees that the restrictions set forth in this Section 7 are in addition to, and not a substitute for, any separate restrictive covenants entered into by Executive with the Company, including but not limited to, those contained in any stock option or stock purchase documentation. Executive further agrees that the limitations contained in this Section 7 are reasonable with respect to subject matter, the activities restricted, the time period, and the geographical area, and that the potential harm to Company of the non-enforcement of the restrictions outweighs any harm to Executive that may be caused by enforcement of such restrictions, by injunction or otherwise. Executive also acknowledges that but for Executive’s employment with the Company, Executive would not have come into contact or have associated with the Company’s Clients.

f.
Tolling. If it is judicially determined that Executive has violated any of Executive’s obligations in this Section 7, then the period applicable to each obligation that has been violated will automatically be extended by a period of time equal in length to the period during which such violation occurred; provided that this extension will be capped so that once Executive has complied with the violated restrictions for the originally proscribed length of time, the extension will expire.

g.
This Section 7 shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, so long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the Business. Executive shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities and such ownership shall not be considered to be engaging in unfair competition with the Company.

8.
Non-Disparagement. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall not make, directly or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company, their services, or Executive’s

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employment with and/or separation from employment with the Company, or do anything which damages the Company or any of its services, reputation, good will, financial status, or business or client relationships. Executive further agrees that this includes any of the preceding referenced negative, derogatory or disparaging oral, written and/or electronic statements whether: (i) non-verbal comments or statements made on the Internet, including without limitation, on blogs, forums, social media platforms, review or rating sites, or any Internet site or online message board (including but not limited to LinkedIn, Indeed, Glassdoor, Facebook, and the like); and (ii) comments or statements to any person or entity, including without limitation, to the press or media, the Company, or any entity, customer, client, vendor, supplier, consultant or contractor with whom the Company has, has had or may in the future have a business relationship, that would in any way adversely affect the conduct of the business of the Company (including but not limited to any business plans or prospects) or the reputation of the Company, or the aforementioned persons (including without limitation former and present employees of the Company). Nothing in this provision or elsewhere in this Agreement shall (a) affect the parties’ obligation to provide truthful information as may be required by law, rule, regulation or legal process, or as requested by any legal or regulatory authority, (b) unlawfully impair or interfere with Executive’s rights under Section 7 of the National Labor Relations Act, or (c) impair or in any way interfere with the Company’s ability to engage in intra-Company communications between or among officers, members of the Board, and/or their advisors related to Executive’s compensation, retention, and/or job performance.

9.
General Provisions.

(a)
Executive acknowledges and agrees that, for purposes of Sections 5, 6, 7, and 8 of this Agreement, the term “Company” shall include Verra Mobility Corporation, VM Consolidated, Inc., and their direct and indirect subsidiaries and affiliates.

(b)
Executive acknowledges and agrees that the type and periods of restrictions imposed in Section 7 of this Agreement is fair, reasonable and no greater than necessary to protect the Company’s legitimate business interests, and that such restrictions are intended solely to protect the legitimate interests of the Company, including its Confidential Information, goodwill (client, customer, employee, and otherwise), and business interests, and shall not in any way prevent Executive from earning a livelihood or impose upon Executive undue hardship. Executive recognizes and agrees that the Company competes and provides its products and services in numerous jurisdictions throughout the world, and that Executive’s access to Confidential Information makes it both reasonable and necessary for the Company to restrict Executive’s post-employment activities in any geographic market in which the Company competes or is developing plans to compete, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Company and for which the Company would have no adequate remedy at law. In the event that any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be overbroad or unenforceable with respect to scope, time (duration), or geographical coverage, Executive agrees that such restriction or restrictions shall be modified and narrowed, either by such court of competent jurisdiction, or by the Company, to the least extent possible under applicable law for such restriction or restrictions to be enforceable so as to preserve and protect the legitimate interests of the Company as described

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in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(c)
Executive acknowledges and agrees that should Executive breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach would be difficult to fully ascertain. Executive therefore agrees that, in addition to any and all other remedies available at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Sections 5, 6, 7, and 8specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders), without the need to post any bond or security, by any state or federal court in the State of California having equity jurisdiction, and Executive agrees to be subject to the jurisdiction of such court and hereby waives any objection to the jurisdiction or venue thereof.

(d)
Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of such breach or of any subsequent or other breach by Executive of the same or any other provision, agreement or covenant.

(e)
The parties recognize that in order for Executive to perform duties on behalf of the Company, Executive needs to manage, use or otherwise have access to Confidential Information. Accordingly, the Company’s agreement to provide Executive with access to Confidential Information is subject to the terms and conditions of this Agreement, and Executive accepts all of the terms contained in Sections 5, 6, 7, and 8 in exchange for being provided with such Confidential Information. Executive further acknowledges and agrees that her continued employment under the terms and with the payments and benefits to be provided to Executive under this Agreement constitute sufficient and adequate consideration for the covenants in Sections 5, 6, 7, and 8 hereof.

(f)
Executive’s obligations under Sections 5, 6, 7, and 8 shall survive the termination of Executive’s employment in accordance with their terms as allowed under the law, and shall remain in effect despite any change in position, title, duties, compensation, or other terms and conditions of Executive’s employment. The existence of a claim by Executive against Company, whether predicated on this Agreement or otherwise, shall not relieve Executive of Executive’s obligations under Sections 5, 6, 7, and 8 or render them unenforceable.

(g)
Nothing in Section 5 (Confidentiality) or Section 8 (Non-Disparagement) shall prevent Executive from discussing or disclosing conduct, or the existence of a settlement involving conduct, that Executive reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees and/or independent contractors, or between an employer and an employee or independent contractor, whether on or off the employment premises.

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10.
Representations and Warranties. Executive represents and warrants the following to the Company, each of which Executive acknowledges is a material inducement to the Company’s willingness to enter into this Agreement and a material provision of this Agreement:

(a)
Other than as previously disclosed in writing or provided to the Company, Executive is not a party to or bound by any employment agreements, restrictive covenants, non-compete restrictions, non-solicitation restrictions, and/or confidentiality or non-disclosure agreements with any other person, business or entity, or any agreement or contract requiring Executive to assign inventions to another party (each, a “Restrictive Agreement”), and Executive has conducted a thorough review of any and all agreements Executive may have entered into with any current or former employer or any other relevant party to ensure that this representation and warranty is correct.

(b)
No Restrictive Agreement prohibits, restricts, limits or otherwise affects Executive’s employment with the Company as an executive or ability to perform any of Executive’s duties or responsibilities for the Company as contemplated herein.

(c)
Executive has not made any material misrepresentation or omission in the course of her communications with the Company regarding the Restrictive Agreements or other obligations to any current or former employer or other third party.

(d)
Executive has not, directly or indirectly, removed, downloaded, or copied any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or affiliates) without the express written consent of an authorized representative of such entity, and shall not use or possess, as of the date Executive begins employment and at all times during her employment with the Company, any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or affiliates), whether in hard copy or electronic form, including, but not limited to, documents, files, disks, or other materials, all of which Executive is prohibited from using in connection with her employment with the Company.

11.
Survivorship. The respective rights and obligations of the parties under this Agreement, including but not limited to those rights and obligations set forth in Sections 5, 6, 7, and 8, shall survive termination of Executive’s employment as allowed under law and any termination of this Agreement for any reason to the extent necessary to the intended preservation of such rights and obligations.

12.
Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

VM Consolidated, Inc.

1150 North Alma School Road

Mesa, AZ 85201

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Attn: Chief Legal Officer

If to Executive, to:

The address of her principal residence most recently on file with the Company.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

13.
Contents of Agreement, Amendment, Interpretation and Assignment.

(a)
This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior offer letters, employment agreements and understandings concerning Executive’s employment by the Company and cannot be changed or modified except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b)
The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement.

(c)
All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

14.
Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.
Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall operate or be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

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16.
Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement other than such taxes that are, by their nature, obligations of the Company (for example, and without limitation, the employer portion of the Federal Insurance Contributions Act (FICA) taxes).

17.
Counterparts. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

18.
Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of California without giving effect to (i) any conflicts-of-law provisions or choice of law provisions of the State of California or of any other jurisdiction which provisions (if applied) would result in the application of the laws of any other jurisdiction other than of the State of California, or (ii) canons of construction or principles of law that construe agreements against the draftsperson. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in California or the state courts of California, in respect of any claim, dispute, or controversy in any way arising out of or relating to this Agreement or Executive’s employment with the Company or the termination thereof, and each party hereby waives, and agrees not to assert as a defense in any action, suit or proceeding in which any such claim is made, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

19.
Section 409A. This Agreement is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of Executive’s employment under this Agreement may only be made upon a “separation from service” under Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. All reimbursements provided under this Agreement that are “nonqualified deferred compensation” that is subject to Section 409A shall be made or provided in accordance with Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Employment Period (or during such other time period specified in this Agreement), (b) the amount of expenses

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eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “nonqualified deferred compensation” within the meaning Section 409A that were otherwise payable pursuant to the terms of any agreement between Company and Executive in effect prior to the date of this Agreement.

20.
Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or a Company affiliate to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 21, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(a)
Any such reduction shall be made in accordance with Section 409A and the following:
(i)
the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and

(ii)
all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. §1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

(iii)
all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

(iv)
all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

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(b)
Any determination required under this Section 21 shall be made in writing in good faith by an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”). The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 21. For purposes of making the calculations and determinations required by this Section 21, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 21.

(c)
It is possible that after the determinations and selections made pursuant to this Section 21 Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 21 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 21 (“Underpayment”).

(i)
In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment.

(ii)
In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Executive until the payment date.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

VM CONSOLIDATED, INC.

By:	/s/ David Roberts
Name:	David Roberts
Title:	Chief Executive Officer
Date: June 24, 2025

STACEY MOSER

/s/ Stacey Moser
Date: June 24, 2025